Exhibit 99.1

Contact:	Jamie Firth	FOR IMMEDIATE RELEASE
Corporate Communications
312-394-7417

Chaka Patterson
Investor Relations
312-394-7234

Exelon Corporation Offers to Acquire NRG Energy, Inc. In $6.2 Billion Transaction

CHICAGO (October 19, 2008) – Exelon Corporation (NYSE: EXC) today announced its proposal to acquire Princeton, N.J.-based NRG Energy, Inc. (NYSE: NRG). Exelon has offered to acquire all of the outstanding NRG common stock in an all-stock transaction with a fixed exchange ratio with a value of $26.43 for each NRG common share, representing a total equity value of approximately $6.2 billion for NRG based on Exelon’s closing price on October 17.

In a letter delivered today to NRG President and CEO David Crane and Chairman Howard Cosgrove, Exelon proposed to acquire all of NRG’s outstanding common stock in an all-stock transaction with a fixed exchange ratio of 0.485 Exelon shares for each NRG share, which represents a value of approximately $26.43 for each NRG common share, based on the Exelon closing price of $54.50 in trading on October 17, 2008. The offer represents a 37% premium to the October 17 closing price for NRG shares.

In the all-stock transaction, which is intended to be tax-free, NRG common shareholders would exchange their stock for Exelon stock, which would provide NRG shareholders the opportunity to participate in the future growth of the largest and most diversified power company in the nation with a substantially improved credit profile.

“An Exelon-NRG combination would result in a total enterprise value of approximately $60 billion with a generating capacity of around 47,000 megawatts, or enough electricity to serve nearly 45 million homes,” said John W. Rowe, Chairman and CEO of Exelon. “This combination would not only diversify Exelon’s generation portfolio geographically, it would also create immediate earnings and cash flow accretion. We believe a combination of Exelon and NRG would represent an exceptional value for shareholders of both companies.”

Strategic Benefits of a Combined Exelon-NRG

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Enhanced Scope and Scale – The combined company would constitute the largest power company in the U.S., with sufficient financial and operating strength to address the nation’s increasingly urgent energy needs. The combined company would have an enterprise value of approximately $60 billion and a market capitalization of $40 billion.

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Increased Generation Efficiency – Significant efficiencies of scale would be realized from the combination of Exelon and NRG. The combined company’s approximately 47,000 MW fleet (after giving effect to planned divestitures associated with regulatory approvals) would include 18,000 MW of nuclear generation.

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Unparalleled Fuel and Geographic Diversification – The combined company would have a more highly diversified mix of generation capacity with a presence in four major domestic competitive power generation regions and a diversified fuel mix using uranium, natural gas, coal and oil.

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Financial Strength – NRG is highly leveraged with over $8 billion of debt and a credit rating of Ba3/B+. The combination of Exelon and NRG will reduce the leverage associated with NRG’s current business and enhance its credit rating. Although the combination is expected to reduce Exelon’s credit ratings, Exelon is committed to a path to restore the ratings of the combined company to Exelon’s current ratings.

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Stock Appreciation Potential – The anticipated earnings and cash flow accretion, and the resulting strong balance sheet, offer shareholders of the combined company greater potential for stock appreciation.

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Stock Liquidity – With the largest market capitalization in the industry, and an exceptional record of growth over the past seven years, Exelon stock represents a more liquid investment for NRG shareholders and a more solid track record of value return for its shareholders.

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Substantial Synergies – The combined company would realize substantial efficiencies through the combination of solid operational, financial and service capabilities. Based on a preliminary analysis of publicly available information, Exelon expects the proposed transaction to be accretive to earnings and cash flow in the first full calendar year of operations of the combined company, before giving effect to purchase accounting and other adjustments that may result from due diligence investigation.

Mr. Rowe added, “We would welcome the opportunity to sit down with NRG’s CEO and board of directors and to move forward quickly with this significant opportunity for value creation on all fronts.”

Exelon’s Letter to NRG

The full text of the letter sent on October 19 to David Crane, President and CEO of NRG, is reprinted below.

October 19, 2008

Mr. David Crane

President and Chief Executive Officer

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Dear David:

Thank you for meeting with Chris Crane and me on September 30. I believe we had a productive discussion about our respective companies, the challenges we face in this difficult economic environment, and the potential strengths a combination of NRG and Exelon would create.

A merger of NRG and Exelon would address critical national energy needs in a highly effective fashion, while creating substantially more value for both companies’ shareholders than either company can realize alone:

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The combined company would constitute the largest U.S. power company in terms of assets, market capitalization, enterprise value and generating capacity. The approximately 47,000 MW fleet (after giving effect to planned divestitures) would include 18,000 MW of nuclear generation.

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The combined company would have best-in-class nuclear and fossil operations with the second lowest carbon emitting intensity in the industry, positioning it to address the challenges of a carbon constrained world.

•	The resulting company’s balance sheet would be very strong, with investment grade credit ratings, providing greater flexibility for growth and hedging while also reducing the cost of capital.

•	Fuel and geographic diversity would be unparalleled, with a presence in four major power regions, using uranium, natural gas, coal and oil.

•	A merged company will realize substantial synergies through the combination of solid operational, financial and service capabilities.

Since our meeting, we have evaluated all of these factors in greater detail and continue to believe our initial assessment of the advantages a combination would bring both companies is well founded. To that end, with the unanimous authorization of our Board of Directors, I am writing on behalf of Exelon to submit a proposal for a business combination of Exelon and NRG. Under our proposal, Exelon would acquire all of the outstanding shares of NRG common stock at a fixed exchange ratio of 0.485 Exelon shares for each NRG common share. Our offer represents a 37 percent premium to NRG shareholders above NRG’s closing price on October 17, 2008. Exelon will also appropriately address the interests of the holders of NRG preferred stock.

I know that you are committed to realizing the upside potential embedded in NRG’s stock, which we agree is not fully reflected in its current stock price. We believe our proposal fully addresses that concern. In addition to a 37 percent premium, the exchange would give NRG shareholders the full upside potential of Exelon, the preeminent company in our industry. That potential is predicated on our consistent leadership in productivity and efficiency and the strength of our carbon position; ownership of seventeen world class nuclear units, the most valuable assets in our industry; a growth pattern in the last eight years unparalleled in the industry; and a balance sheet and liquidity of exceptional strength and value, notwithstanding the recent economic downturn.

Our proposal is subject to the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals. Because our proposal is based solely on publicly available information, it is also subject to our having the opportunity to conduct limited confirmatory due diligence. In addition, because the merger consideration is payable in Exelon stock, Exelon would provide NRG with an opportunity to conduct appropriate due diligence with respect to Exelon. We are prepared to begin discussions and due diligence immediately.

Exelon understands that approvals of regulatory authorities may depend upon modest divestiture of some assets of the combined company in some markets. Exelon has developed a divestiture strategy that will address the concerns of regulatory authorities, and we are confident that our proposed combination will receive all necessary regulatory approvals.

Exelon also recognizes that a substantial amount of NRG debt may need to be refinanced upon a change of control of NRG. Of course, both companies will want to have assurances that it is feasible to refinance that debt before closing the transaction. Based on discussions with our financial advisors, we believe that we will be able to arrange for the refinancing of NRG debt and appropriately address the NRG lien facility with trading counterparties, and we will propose to include provisions in the definitive agreement to assure both companies that the refinancing and lien facility arrangements are completed at the closing of the combination.

We look forward to the opportunity to discuss our proposal with you and your team. Due to the importance of this subject to the NRG board and the value represented by Exelon’s proposal, we expect that the NRG board will engage in a full review of our proposal. My team and I will make ourselves available to meet with you and your board at your earliest convenience. Considering the significance of this proposal to your shareholders and ours, Exelon intends to publicly release the text of this letter immediately.

Sincerely yours,

John W. Rowe
Chairman and Chief Executive Officer

CC: Mr. Howard Cosgrove, Chairman

Conference Call

Exelon has scheduled a conference call for 11:00 AM ET (10:00 AM CT) on October 20, 2008 to discuss this announcement and the proposed transaction. The call-in number in the U.S. and Canada is 800-690-3108, and the international call-in number is 973-935-8753. If requested, the conference ID number is 70034152. Media representatives are invited to participate on a listen-only basis. The conference call will be web-cast. Accompanying slides and the conference call Webcast will be available on Exelon’s Web site: www.exeloncorp.com. (Please select the Investor Relations page.) The Webcast and conference call transcript will be archived on Exelon’s Web site: www.exeloncorp.com. (Please select the Investor Relations page.)

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This press release relates to a transaction with NRG proposed by Exelon, which may become the subject of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This material is not a substitute for the prospectus/proxy statement Exelon Corporation intends to file with the SEC regarding the proposed transaction or for any other document which Exelon may file with the SEC and send to Exelon or NRG stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF EXELON AND NRG ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by Exelon through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to the Exelon Investor Relations Department, Exelon Corporation, 10 South Dearborn, Chicago, Illinois 60603.

Exelon and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Exelon’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 7, 2008, and its proxy statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2008. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in a proxy statement filed in connection with the proposed transaction.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, for example, statements regarding benefits of the proposed merger, integration plans and expected synergies. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) Exelon’s 2007 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; (2) Exelon’s Second Quarter 2008 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 12; (3) Exelon’s Third Quarter 2008 Quarterly Report on Form 10-Q (to be filed on October 24, 2008) in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 12; and (4) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this news release.

Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to 480,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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